EXHIBIT 32.1

Pursuant to 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of Macatawa Bank Corporation (the "Company") that the Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 2011 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Dated:  April 28, 2011
/s/ Ronald L. Haan
Ronald L. Haan Chief Executive Officer

/s/ Jon W. Swets
Jon W. Swets Senior Vice President and Chief Financial Officer